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                                                                    Exhibit 5(d)

                              SPONSORSHIP AGREEMENT

     SPONSORSHIP AGREEMENT (the "Agreement"), dated as of the Effective Date, as defined below, by and between Security Capital Research & Management Incorporated (formerly Security Capital Global Capital Management Group Incorporated), a Delaware corporation ("SC-R&M") and Security Capital Real Estate Mutual Funds Incorporated, a Maryland corporation ("Fund").

     WHEREAS, the Fund is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act") and Security Capital European Real Estate Shares is an investment portfolio of the Fund ("Portfolio"); and

     WHEREAS, SC-R&M serves as investment adviser to the Portfolio pursuant to an Investment Advisory Agreement with the Fund dated June 30, 1998 ("Advisory Agreement"), the continuance of which until December 31, 2003 has been approved by the Fund's Board of Directors in accordance with the requirements of Section 15(c) of the Investment Company Act of 1940, pursuant to which the Portfolio pays SC-R&M, monthly, an annual management fee in an amount equal to .85% of the average daily net asset value of the Portfolio ("Advisory Fee"); and

     WHEREAS, on December 12, 2001, the Board of Directors approved a Sponsorship Agreement ("Sponsorship Agreement") between SC-R&M and the Fund, pursuant to which SC-R&M agreed, until December 31, 2002 or for such longer period as SC-R&M may determine, to waive the advisory fee under the investment advisory agreements for Security Capital European Real Estate Shares ("SC-EUROPEAN") and/or reimburse the Fund to the extent necessary to maintain the total operating expenses (excluding brokerage fees and commissions, interest, taxes and other extraordinary expenses) of SC-EUROPEAN's shares at 1.45% of SC-EUROPEAN's average daily net assets; and

     WHEREAS, the proposed merger of an affiliate of General Electric Capital Corporation and Security Capital Group Incorporated (the "Merger") will result in an assignment and the automatic termination of the Investment Advisory Agreement between SC-R&M and the Fund on behalf of SC-EUROPEAN which is referenced in the Sponsorship Agreement; and

     WHEREAS, the Board of Directors believes that it is in the best interests of the Fund and its shareholders for the Fund to enter into a new Investment Advisory Agreement with SC-R&M (the "New Advisory Agreement") pursuant to which SC-R&M will serve as the Fund's investment adviser for SC-US and SC-EUROPEAN; and

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     WHEREAS, the proposed Merger is expected to occur before shareholders of
SC-EUROPEAN will meet to approve the New Advisory Agreement; and

     WHEREAS, Rule 15a-4 under the 1940 Act permits a person to act as investment adviser for a fund under an interim contract after the termination of a previous contract as provided therein; and

     WHEREAS, the Board of Directors believes that it is in the best interests of the Fund and its shareholders for the Fund to enter into an Interim Investment Advisory Agreement with SC-R&M (the "Interim Advisory Agreement"), pursuant to which SC-R&M will serve as the Fund's investment adviser for SC-EUROPEAN until SC-EUROPEAN's shareholders approve the New Advisory Agreement; and

     WHEREAS, SC-R&M wishes to enter into a new Sponsorship Agreement ("New SC-EUROPEAN Sponsorship Agreement") with the Fund, at such time as the Merger becomes final (the "Effective Date"), pursuant to which SC-R&M would, until December 31, 2003 or for such longer period as SC-R&M may determine, either under the Interim Advisory Agreement or under the New Advisory Agreement, as applicable, waive the Advisory Fee and/or reimburse the Fund to the extent necessary to maintain the total operating expenses (excluding brokerage fees and commissions, interest, taxes and other extraordinary expenses) of SC-EUROPEAN's shares at 1.45% of SC-EUROPEAN's average daily net assets;

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

     1. Duties of SC-R&M. SC-R&M hereby agrees that from January 1, 2003 through December 31, 2003, either under the Interim Advisory Agreement or under the New Advisory Agreement, as applicable, SC-R&M shall waive the Advisory Fee and/or reimburse the Fund to the extent necessary to maintain the total operating expenses (excluding brokerage fees and commissions, interest, taxes and other extraordinary expenses) of the Portfolio at 1.45% of the Portfolio's average daily net assets.

     2. Annual Review. SC-R&M will review its undertaking to waive the Advisory Fee and/or reimburse the Fund with respect to the Portfolio as set forth in Paragraph 1 on an annual basis. There is no assurance SC-R&M will continue to waive the Advisory Fee and/or reimburse expenses beyond the specified period. SC-R&M shall notify the Fund promptly of its annual determination with respect to the undertaking hereunder.

     3. Severability. If any provision of this Agreement shall be found to be invalid by a court decision, statute, rule or otherwise, the reminder of this Agreement shall not be affected thereby.

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     4. Notice. Any notices under this Agreement shall be in writing addressed and delivered personally (or by telecopy) or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of SC-R&M and the Fund shall be 11 South LaSalle Street, Second Floor, Chicago, Illinois 60603.

     5. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced and interpreted in accordance with and governed by the laws of the State of Illinois without reference to principles of conflicts of law. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                       SECURITY CAPITAL REAL ESTATE MUTUAL
                                       FUNDS INCORPORATED


                                       By: /s/ David Novick
                                           ----------------------------------
                                           David T. Novick, Vice President

                                       SECURITY CAPITAL RESEARCH &
                                       MANAGEMENT INCORPORATED

                                       By: /s/ Anthony R. Manno Jr.
                                           ----------------------------------
                                           Anthony R. Manno Jr., President

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